Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

JAKKS ADOPTS STOCKHOLDER RIGHTS PLAN

Malibu, California (March 5, 2012) –JAKKS Pacific, Inc. (the "Company"), today announced that its board of directors has unanimously adopted a stockholder rights plan and declared a dividend of one right for each outstanding share of the Company's common stock.  The Board adopted the rights plan in response to Oaktree Capital Management's unsolicited and highly conditional indication of interest as well as a recent indication by Oaktree that it may accumulate additional shares of the Company's stock in the open market.

The Company's rights plan is designed to protect against any potential coercive or abusive takeover techniques and to help ensure that the Company's stockholders are not deprived of the opportunity to realize full and fair value on their investment.  The plan, which was adopted following evaluation and consultation with the Company's outside advisors, is similar to plans adopted by numerous publicly traded companies.

In connection with the adoption of the stockholder rights plan, the Company's board of directors declared a dividend of one right for each share of the Company's common stock held by stockholders of record as of the close of business on March 15, 2012.  Initially, the rights will not be exercisable and will trade with the shares of the Company's common stock.  Under the plan, the rights will generally be exercisable only 10 business days either after a person or group becomes an "acquiring person" by acquiring beneficial ownership of 10% or more of the Company's common stock or if a person or group commences a tender or exchange offer which, if consummated, would result in a person owning 10% or more of the Company's common stock.  In addition, if a person or group acquires beneficial ownership of 10% or more of the Company's common stock, each right will generally entitle the holder, other than the acquiring person or group, to acquire, for the exercise price of $80.00 per right, shares of the Company's common stock (or, in certain circumstances, other consideration) having a market value equal to twice the right's then-current exercise price.  The Company's board of directors may redeem the rights at a price of $0.01 per right at any time up to ten business days after a person or group acquires beneficial ownership of 10% or more of the Company's common stock.

The rights plan will continue in effect until March 4, 2013, unless earlier redeemed or exchanged for shares of common stock by the Company.

Stockholders are not required to take any actions to receive the rights distribution.  Until the rights become exercisable, outstanding stock certificates will represent both shares of the Company's common stock and the rights.  The issuance of the rights will have no dilutive effect and will not impact reported earnings per share for the Company.

The full text of the rights plan will be filed with the Securities and Exchange Commission.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Contact

Joel Bennett, 310-455-6210